Exhibit 99.1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Altimmune, Inc.

Date: May 15, 2017	HealthCap V, L.P.
By its Sole General Partner, HealthCap V GP SA

	By:	/s/ Dag Richter
	Print Name:	Dag Richter
	Print Title:	Director

	By:	/s/ Francois Kaiser
	Print Name:	Francois Kaiser
	Print Title:	Director

Date: May 15, 2017	OFCO Club V
By Odlander, Fredrikson & Co AB, as a member and on behalf of all members, if any, of the OFCO Club IV

	By:	/s/ Jacob Gunterberg
	Print Name:	Jacob Gunterberg
	Print Title:	Partner

	By:	/s/ Björn Odlander
	Print Name:	Björn Odlander
	Print Title:	Partner